SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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StemCells, Inc.

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STEMCELLS, INC.

3155 Porter Drive
Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 29, 2003

To the Stockholders of
  STEMCELLS, INC.

      Notice is hereby given that the Annual Meeting of Stockholders of StemCells, Inc. (“StemCells” or the “company”) will be held on May 29, 2003 at 2 P.M. at 3155 Porter Drive, Palo Alto, CA 94304 for the following purposes:

1.	To elect Class III directors to serve until the 2006 Annual Meeting of Stockholders; and

2.	To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for the company for the fiscal year ending December 31, 2003; and

3.	To transact any and all other business that may properly come before the meeting.

      The Board of Directors has fixed the close of business on March 31, 2003 as the record date for determining those Stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

      Representation of at least a majority of all outstanding shares of Common Stock of StemCells is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

      Please read the proxy material carefully. Your vote is important and the company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

IRIS BREST
Secretary

April 24, 2003

Palo Alto, California

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF
STEMCELLS, INC.

       The enclosed form of proxy is solicited on behalf of the Board of Directors of StemCells, Inc. (the “company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 29, 2003 at 2 P.M. at the company’s headquarters at 3155 Porter Drive, Palo Alto, California 94304. The cost of solicitation of proxies will be borne by the company. Directors, officers and employees of the company may also solicit proxies by telephone, facsimile or in person for no additional compensation. The company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

      Only stockholders of record at the close of business on March 31, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. There were 26,957,856 shares of our Common Stock, $.01 par value (the “Common Stock”), outstanding on such date, each of which is entitled to one vote for each share on the matters to be voted upon.

      Shares of our Common Stock represented by proxies in the form enclosed which are properly executed and returned to us and not revoked, will be voted as specified therein by the stockholder. In the absence of contrary instructions, or in instances where no specification is made, the shares will be voted FOR the election as directors of the nominees as described herein under “Proposal Number 1 — Election of Directors,” FOR ratification of the selection of accountants as described herein under “Proposal Number 2 — Ratification of Selection of Independent Public Accountants,” and in the discretion of the named proxies, as to any other matter that may properly come before the Annual Meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any record stockholder attending the Annual Meeting in person may revoke his or her proxy and vote his or her shares at the Annual Meeting.

      A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2002 will be mailed, along with this Proxy Statement, on or about April 24, 2003 to all stockholders entitled to vote at the Annual Meeting.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

      Consistent with Delaware law and under our Amended and Restated By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. We will appoint election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

      Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are present in person or represented by proxy. The approval of the proposal to ratify the selection of accountants requires a majority of the votes properly cast to be affirmative. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors or the selection of accountants.

      Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 1, 2003 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the company as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.

			Percentage
	Shares		of Class
Name and address of beneficial owner(1)	Beneficially Owned*		Beneficially Owned*

Ricardo Levy, Ph.D.	47,235	(2)	**
Martin M. McGlynn	284,899	(3)	**
Roger Perlmutter, M.D., Ph.D.	60,320	(4)	**
John J. Schwartz, Ph.D.	211,792	(5)	**
Irving Weissman, M.D.	1,626,197	(6)	5.5%
Ann Tsukamoto, Ph.D.	174,167	(7)	**
All directors and executive officers as a group (6 persons)	2,404,620		8.2%
Mayer Offman and Generic Trading of Philadelphia, LLC	2,729,333	(8)	9.3%
Millennium Partners, LP	2,534,183	(9)	9.9%

*	All numbers are based on information obtained by questionnaire or filings on Forms 13D or 13G received by the company.

**	Less than one percent.

(1)	The address of Millennium Partners, LP, is 551 Fifth Avenue, New York, New York 10176. The address of Mayer Offman is 1270 Ave. of the Americas, 12th Floor, New York, NY 10020. The address of Generic Trading of Philadelphia, LLC is 1270 Avenue of the Americas, 12th Floor, New York, NY 10020. The address of all other persons listed in the table is c/o StemCells, Inc., 3155 Porter Drive, Palo Alto, California 94304.

(2)	Includes 47,235 shares issuable upon exercise of stock options exercisable within 60 days; of these, 30,151 were granted as compensation for service on the Board of Directors during 2002.

(3)	Includes 278,644 shares issuable upon exercise of stock options exercisable within 60 days. Of the options granted Mr. McGlynn in 2002, 13,540 shares have vested. Includes 6,256 shares included in Mr. McGlynn’s 401(k) plan.

(4)	Includes 60,320 shares issuable upon exercise of stock options exercisable within 60 days; of these, 28,557 were granted as compensation for service on the Board of Directors during 2002.

(5)	Includes 211,792 shares issuable upon exercise of stock options exercisable within 60 days; of these, 47,754 were granted as compensation for service on the Board of Directors during 2002.

(6)	Includes 416,503 shares issuable upon exercise of stock options exercisable within 60 days and 52,025 shares issuable upon exercise of warrants exercisable within 60 days. Of the stock options, 29,977 were granted as compensation for service on the Board of Directors during 2002 and 24,029 were granted as compensation for service as a scientific consultant to the Company during 2002. Includes 812,802 shares issued on October 4, 2002 upon conversion of 6% cumulative convertible preferred shares at the then- applicable conversion price. Includes a total of 50,791 shares owned by trusts for the benefit of Dr. Weissman’s children as to which he disclaims beneficial ownership.

(7)	Includes 133,250 shares issuable upon exercise of stock options exercisable within 60 days. Includes a total of 26,834 shares owned by trusts for the benefit of Dr. Tsukamoto and her family members. Includes 12,833 shares included in Dr. Tsukamoto’s 401(k) Plan.

(8)	According to the latest Schedule 13G filed on his behalf, as of August 9, 2001, Mayer Offman (hereinafter referred to as “Offman”) is the beneficial owner of a total of 2,729,333 Common Shares, as to 1,526,033 of which Offman has shared voting and dispositive power as the Vice-President of Shear-Offman, Inc. the managing member of Generic Trading of Philadelphia, LLC (hereinafter referred to as “GTP”) which is the holder of record of such amount of shares; and 1,203,300 shares of which Offman has dispositive power as the authorized trader for accounts held by Gabriel Capital, LP, Ariel Fund Limited and Simaru Associates, LLC in which such shares are held. GTP beneficially owns 1,436,416 Common Shares of which it has sole voting and dispositive powers.

(9)	Includes 1,382,853 shares held outright, 538,163 shares issuable upon the exercise of warrants, and 2,000,000 shares issuable upon the conversion of shares of 3% Cumulative Convertible Preferred Stock. Of these, 598,093 shares held outright, 360,767 shares issuable upon the exercise of warrants and 2,000,000 shares issuable upon the conversion of shares of 3% Cumulative Convertible Preferred Stock are owned by Riverview Group, L.L.C., a wholly owned subsidiary of Millennium. Under the terms of the warrants issued to Millennium and Riverview as well as the certificate of designations for the preferred stock, the warrants cannot be exercised, nor the preferred stock converted, if doing so would result in Millennium having aggregate beneficial ownership of more than 9.99% of the total issued and outstanding shares of the Company’s Common Stock. Millennium therefore is the beneficial owner of 2,534,183 shares as of December 21, 2001, the date of its most recently filed Schedule 13G, and disclaims beneficial ownership of 1,384,228 shares of Common Stock as of that date.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

      During 2002, the Board of Directors was composed of Mr. McGlynn and Drs. Levy, Perlmutter, Schwartz and Weissman for the entire year, Mr. Levin until his resignation on July 4, 2002 and Dr. Bienaimé from his appointment on July 4, 2002 until his resignation on November 1, 2002. The Board has two standing committees — the Compensation and Stock Option Committee (the “Compensation Committee”) and the Audit Committee — as well as the Single Member Committee established on July 30, 2001 under the company’s 2001 Equity Incentive Plan. The company has no nominating committee. The Compensation Committee, which was composed of Drs. Schwartz and Levy and, until his resignation, Mr. Levin, held no meetings during the fiscal year ended December 31, 2002; executive compensation and incentive compensation were decided by the full Board for the fiscal year ending December 31, 2002, except for certain incentive compensation decisions made by the Compensation Committee by unanimous written consent. The Compensation Committee makes recommendations to the Board and the company’s management concerning salaries in general, determines executive compensation and approves incentive compensation for company employees and consultants. As of the date hereof and throughout the fiscal year ended December 31, 2002, the Audit Committee was composed of Drs. Schwartz, Perlmutter and Levy. The Audit Committee held four meetings during 2002. Each of the members of the Audit Committee is independent (as defined in SEC rules and the NASDAQ’s listing standards). The Board of Directors has adopted a written charter for the Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the company to any governmental body or the public, the company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the company’s auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in the company’s Annual Report to Stockholders and other related matters.

      Prior to the fiscal year ended December 31, 2000, each director who was not an employee and who did not have a pre-existing consulting relationship with the company received an annual retainer of $18,000 payable quarterly, in addition to $1,500 for each Board meeting attended ($500 for each meeting attended by voice phone) and $500 for each Committee meeting attended if not contemporaneous with a Board meeting. Upon election (or contemporaneously with the approval in 1998 of the revised compensation plan with respect to those directors already serving), each such director also received an option to purchase 20,000 shares of our Common Stock exercisable at the fair market value of the Common Stock at the time of grant, such shares vesting in equal portions over three years on each anniversary of the grant date. The previous compensation of the Chairman of the Board is described under “Certain Relationships and Related Transactions.” At a meeting of the Board on February 23, 2000, in order to conserve cash and demonstrate their continuing confidence in the company’s future, the directors unanimously adopted a resolution revising their compensation arrangements with the company, for the period commencing January 1, 2000. Under the terms of this resolution, the directors waived any and all cash payments that may accrue to them for their quarterly retainer and meeting fees and received, in lieu of such cash payments, compensation in the form of options to purchase shares of the our Common Stock at below market prices ($0.25 per share). The number of shares to be distributed to the directors were calculated using the closing price of our Common Stock for the date of the subject Board or Committee meeting (if such Committee meeting was not held contemporaneously with a Board meeting) or, with respect to the quarterly retainer payments, the closing price for the last business day of the quarter, less the option price of $0.25 per share. All options so issued to the directors vested immediately. Effective October 1, 2000, as a result of an amendment to his consulting agreement with the company, Dr. Weissman received the same compensation as other non-employee members of the Board. The Chairman of the Board receives a retainer of $35,000 annually (in below-market options calculated as described above), in addition to meeting payments and at-market options on the same basis as other directors. The policy provides, effective April 1, 2001, that on the third anniversary of the original appointment of each re-elected director, such member shall receive an option for 15,000 shares of our Common Stock to vest annually over three years. Dr. Jean-Jacques Bienaimé, who served on the Board from July 4, 2002 until November 1, 2002, received options to purchase 15,746 shares of the Company’s common stock as compensation for that service pursuant to the policy. The options were exercised after Dr. Bienaimé resigned from the Board, and subsequently sold. Mark Levin, who served on the Board until his resignation on July 4, 200s, received options to purchase 5,679 shares of the Company’s common stock as compensation for that service in 2002 pursuant to the policy. The options were exercised after Mr. Levin resigned from the Board, and subsequently sold. Directors are reimbursed for their expenses in attending meetings of the Board of Directors and meetings of committees of the Board of Directors.

      The Board of Directors of StemCells held 6 meetings during the fiscal year ended December 31, 2002. During the time they held office, in that fiscal year, all of the directors attended 100% of the meetings of the Board of Directors and of all committees on which they served, except that Dr. Bienaimé was not able to attend the first meeting of the Board of Directors held after his appointment and Mr. Levin was not able to attend the two meetings held prior to his resignation; as a result, Dr. Bienaimé and Mr. Levin each attended less than 75% of the Board meetings held during their tenure in the fiscal year ended December 31, 2002.

EXECUTIVE OFFICERS

      The current executive officer of the company who is not also a director of the company is:

Name	Age	Position

Ann Tsukamoto, Ph.D.	50	Vice President, Research and Development

      Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director, Scientific Operations, and was appointed Vice President, Scientific Operations in June 1998 and Vice President, Research and Development in February 2002. From 1989 until she joined StemCells, Dr. Tsukamoto was employed at

SyStemix, Inc., where she served in various research capacities before transitioning to the position of Director of Clinical Science. At SyStemix, Inc., Dr. Tsukamoto assisted in the launch of its clinical research program for the hematopoietic stem cell. She received her Ph.D. degree from the University of California, Los Angeles and did postdoctoral research with Dr. Harold Varmus at the University of California, San Francisco. Dr. Tsukamoto is an inventor on six issued U.S. Patents related to the human hematopoietic stem cell.

      Martin McGlynn, President and CEO of the company, is its other executive officer; Mr. McGlynn is a member of the Board of Directors.

      All executive officers of the company are elected annually and serve at the discretion of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The following non-employee directors served on the Compensation and Stock Option Committee in 2002: Drs. Schwartz and Levy and, until his resignation, Mr. Levin. In 1989, 1990 and 1991 Mr. Levin was an executive officer of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 19, 1998, Dr. Schwartz became a member of the Board and its Chairman and his compensation for services in this capacity was provided for under the terms of a Letter Agreement, which was amended July 1, 1999. Under the Letter Agreement, Dr. Schwartz in his capacity as Chairman was required to provide us with thirty (30) business days of services per quarter, and was entitled to receive $132,000 in cash per year, plus $1,500 per Board or Committee meeting and $500 per telephonic meeting. He also received an option to acquire 40,000 shares of the company’s Common Stock under the 1992 Equity Incentive Plan, with an exercise price equal to the fair market value on the date of the grant. Dr. Schwartz terminated both the Letter Agreement and the Consulting Services Agreement as of March 31, 2001. He currently continues to serve in his position as Chairman and member of the Board of Directors under the terms of the compensation policy discussed further herein under “Information Concerning the Board and its Committees.”

      Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his Consulting Agreement, Dr. Weissman has agreed to provide consulting services to us and to serve on our Scientific Advisory Board. We agreed to pay Dr. Weissman $50,000 per year for his services and granted him an option to purchase 500,000 shares of Common Stock for $5.25 per share, of which 31,250 shares vested at the date of grant. Originally, the remainder of the option would have vested upon the occurrence of certain milestones related to the company’s stem cell research program and in the event of certain changes of control. We agreed to amend the option on October 27, 2000 so that the shares would become exercisable over eight years from the original grant date (so the option is currently exercisable for 300,000 shares) or in the event of certain changes of control. We recorded a compensation expense of $823,759 during the fourth quarter of 2000 as a result of this change in the vested portion of the option. For the year 2001 we have recorded a compensation expense of $346,240. For the year 2002, the effect of a lower stock price used in valuing the options under the Black-Scholes method, resulted in a credit to compensation expense of $209,553. The deferred compensation expense associated with the unvested portion of the grant was recorded as $63,496. We plan to revalue the options using the Black-Scholes method on a quarterly basis and recognize additional compensation expense accordingly. The company also agreed to nominate Dr. Weissman for a position on the Board of Directors, and he agreed to serve if elected. Since October 1, 2000, he has been compensated for this service in the same manner and amount as other non-employee members of the Board. The Consulting Agreement contains confidentiality, noncompetition, and assignment of invention provisions and is for a term of fifteen years, subject to earlier termination by either party. As of October 1, 2002, Dr. Weissman agreed that we could pay the $50,000 annual consulting fee (which is payable quarterly) either in cash or in below-market options to purchase shares of our common stock, at the company’s option. Since that time, we have made the consulting payments in options exercisable at $0.10 per share, the number of shares being determined by dividing $12,500.00 by the difference between ten cents and the average of the closing price of our common stock on each of the twenty trading days preceding the date on which payment is due.

      In April 2000, we sold 750 shares of our 6% cumulative convertible preferred stock plus a warrant to purchase 37,500 shares of our Common Stock to each of Dr. Weissman and Mr. Levin for $750,000, for a total of $1,500,000, on terms more favorable to us than we were able to obtain from outside investors. The shares were convertible at the option of the holders into common stock at the initial conversion price of $3.77 per share (based on the face value of the preferred shares), subject to adjustment upon the occurrence of certain equity transactions. The Company valued the beneficial conversion feature reflecting the April 13, 2000 commitment date and the most beneficial per share discount available to the preferred shareholders. Such value was $481,000 and was treated as a deemed dividend as of the commitment date. The conversion price was reduced a number of times as a result of equity transactions, as provided in the terms of the preferred shares. On June 7, 2002, Mr. Levin converted his 750 shares of 6% cumulative convertible preferred stock plus accumulated dividends, at an effective conversion price of $1.94 per share for 439,442 shares of common stock. On October 4, 2002, the remaining 750 shares together with accumulated dividends, which were held by Dr. Weissman, converted automatically at the then-effective conversion price of $1.07 to 812,802 shares of common stock. The warrants expire on April 13, 2005.

      Dr. Weissman is a member of the Board of Directors and co-chairman of the Scientific Advisory Board of Cellerant Therapeutics, Inc., a privately-owned biotechnology company that is also a tenant in the building in which we are located. Cellerant was formerly known as Celtrans, LLC, and Dr. Weissman was at one time its interim Chief Executive Officer and a member of its Board of Managers. Because our premises include an animal facility with more capacity than we currently require for our own use, we entered into a space-sharing agreement with Cellerant (then Celtrans) under which Cellerant or, with our approval, a subtenant of Cellerant, may use part of the animal facility. When the agreement is active, Cellerant pays StemCells at the same rate per square foot as we receive from Stanford University, with which we also have an agreement for sharing the animal facility. Under an amendment to that agreement, however, it is currently in abeyance until the earlier of December 31, 2003 and the termination of an agreement under which StemCells makes the Cellerant space and certain other animal facility space available to a subtenant of Cellerant.

      In February 2002, the Board of Directors awarded Martin McGlynn, President and CEO of the company, a cash bonus of $75,000 plus an option for 25,000 shares with an exercise price of $2.96, equal to the fair market value of the Common Stock on the date of the grant. In May 2002, the Board granted Mr. McGlynn an additional option for 25,000 shares with an exercise price of $2.01, equal to the fair market value of the Common Stock on the date of the grant. One quarter of each grant vests on the first anniversary of the February 2002 grant, and the remainder 1/48th each month for the next three years of service. In February 2003, the Board granted Mr. McGlynn an option for 300,000 shares with an exercise price of $0.94, equal to the fair market value of the Common Stock on the date of the grant. The option vests one quarter after a year of further service and the remainder  1/48th each month for the next three years of service.

      On August 3, 2000, we completed a $4 million Common Stock financing transaction with Millennium Partners, LP at $4.33 per share. In the purchase agreement, we granted Millennium an option to purchase up to an additional $3 million of our Common Stock. Millennium exercised its option to purchase $1 million of our Common Stock on August 23, 2000 at $5.53 per share. On June 8, 2001, Millennium Partners, LP exercised its remaining option to purchase $2 million of our Common Stock at $4.3692 per share. As a result of the financing agreement, Millennium received five year warrants to purchase 101,587 shares of Common Stock at $4.725 per share, 19,900 shares of Common Stock at $6.03 per share, and 50,352 shares at $4.7664 per share. We may call the warrants at any time at $7.875, $10.05 and $7.944 per underlying share respectively. In addition to the these warrants, we issued Millennium adjustable warrants in connection with the original $4 million purchase, each of which entitled Millennium to receive additional shares on eight dates beginning six months from the respective closing dates and every three months thereafter. The exercisable price per share under the adjustable warrant was $0.01. Millennium exercised the first of the adjustable warrants to purchase 463,369, 622,469, and 25,804 shares on March 30, 2001, July 26, 2001 and August 15, 2001 respectively at $0.01 per share. On December 4, 2001, we entered into an agreement with Millennium under which we issued 176,101 shares of our Common Stock as a final cashless exercise of all outstanding adjustable warrants that Millennium was entitled to or would be entitled to. Immediately following delivery of these shares, any further right to acquire Common Stock under these adjustable warrants were cancelled by the agreement.

      On December 4, 2001, we issued 5,000 shares of 3% Cumulative Convertible Preferred Stock to Riverview Group, L.L.C., a wholly owned subsidiary of Millennium Partners. This preferred stock is convertible into shares of our Common Stock at a conversion price of $2.00 per share of Common Stock; there is a mandatory redemption provision under which any preferred stock remaining on December 4, 2003, is redeemed on that date. The conversion price may be below the trading market price of the stock at the time of conversion. Also on December 4, 2001, in connection with the preferred stock agreement, we issued to Riverview Group a warrant to purchase 350,877 shares of our Common Stock at a price of $3.42 per share. The warrant expires on December 4, 2005. As of April 18, 2003, there were 2,000 shares of 3% Cumulative Convertible Preferred Stock outstanding.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by us to our Chief Executive Officer and our Vice President, Research and Development during the fiscal years ended December 31, 2002, 2001, and 2000. No other people served as executive officers during 2002.

Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards($)	Options(#)	Compensation($)

Martin McGlynn	2002	286,000	75,000	—	—	50,000	241,629(2)
President and Chief	2001	264,423	68,750	—	—	475,000	147,367(3)
Executive Officer(1)
Ann Tsukamoto, Ph.D.	2002	200,066	—	—	—	60,000	6,000(4)
VP, Research and	2001	183,800	—	—	—	45,500	5,250(4)
Development	2000	159,054	—	—	—	—	4,783(4)

(1)	Mr. McGlynn became President and Chief Executive Officer effective as of January 15, 2001.

(2)	Represents housing allowance (including relocation expense) of $185,629, $50,000 as relocation bonus and $6,000 of fair market value of the company matching contributions of Common Stock to Mr. McGlynn’s account in our 401(k) Plan.

(3)	Represents housing allowance (including relocation expense) of $142,117 and $5,250 of fair market value of the company matching contributions of Common Stock to Mr. McGlynn’s account in our 401(k) Plan.

(4)	Represents $6,000, $5,250 and $4,783 of fair market value of the company matching contributions of Common Stock to Dr. Tsukamoto’s account in our 401(k) Plan for the years 2002, 2001 and 2000 respectively.

EMPLOYMENT AND SEVERANCE AGREEMENTS

      Martin McGlynn joined the company as President and Chief Executive Officer on January 15, 2001. Under the terms of an agreement between Mr. McGlynn and us, Mr. McGlynn is entitled to an annual base salary of $275,000 per year, reviewable annually by the Board of Directors, and a bonus, in the Board’s sole discretion, of up to 25% of his base salary. Mr. McGlynn was granted an option to purchase 400,000 shares of our Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of his employment. One-fourth of these options will vested on the first anniversary of his employment and the remaining three-fourths vested or will vest in equal monthly installments during his second through fourth years of employment. The agreement provides that the Board may, in its sole discretion, grant Mr. McGlynn a bonus option to purchase up to an additional 25,000 shares. The vesting under the option is subject to acceleration in the event of certain changes of control. We also agreed to pay Mr. McGlynn a $50,000 relocation bonus and to reimburse him for relocation expenses, and have done so. Our agreement with Mr. McGlynn provides that if his employment is terminated by the company without cause or by Mr. McGlynn for good reason, he will be entitled to severance payments equal to one year’s base salary and he will receive healthcare benefits under our plans for one year after termination. If Mr. McGlynn’s employment is terminated as a result of his disability, he will receive up to six months’ base salary. If we terminate Mr. McGlynn’s employment for cause or if he resigns, he will not be entitled to any severance or other benefits.

      Dr. Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director, Scientific Operations, was appointed Vice President, Scientific Operations in June 1998, and Vice President, Research and Development in February 2002. Dr. Tsukamoto’s base salary is no longer controlled by a formal agreement, and company policy now maintains a target cash bonus of 15% of base salary for employees at her level, although the agreement between Dr. Tsukamoto and us provides only for a 10% target bonus. Any bonus is in the Board’s sole discretion. Our agreement with Dr. Tsukamoto, as amended in July 2000, provides that if her employment is terminated by us without cause at any time, she will be entitled to severance payments of current salary and benefits continuation under COBRA for a period of twelve months after the effective date of termination and to accelerated vesting of time-based options granted under our 1992 Equity Incentive Plan. If we terminate Dr. Tsukamoto’s employment for cause or if she resigns, she will not be entitled to any severance or other benefits.

REPORT OF THE AUDIT COMMITTEE

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the company to any governmental body or the public, the company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the company’s auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in the company’s Annual Report to Stockholders and other related matters.

      The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2002 audited by Ernst & Young LLP, the company’s independent auditors. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence.

      Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ricardo B. Levy, Ph.D.
Roger Perlmutter, M.D., Ph.D.
John J. Schwartz, Ph.D.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 12 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

      As of the date hereof, the Compensation and Stock Option Committee consists of Drs. Schwartz and Levy.

      The company continues to use its best efforts to apply a consistent philosophy of compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the company result from the coordinated efforts of all individuals working toward common objectives within each of the then existing projects of the company’s respective business units. The company strives to achieve those objectives through teamwork focused on meeting or exceeding strategic, scientific and business goals and the expectations of the company’s shareholders.

Compensation Philosophy for Executive Officers

      The goals of the compensation program are to reward individual and team performance and to encourage future performance by aligning compensation with scientific and business objectives and performance and to enable the company to attract, retain and reward executive officers who contribute to the long-term success of the company. The company’s compensation program for executive officers is based on four principles:

•	We pay competitively.

•	We are committed to a compensation program that helps attract and retain the best people in the industry. To ensure that our compensation is competitive, we regularly compares our compensation levels with those companies we consider comparable and set our compensation parameters based on this review. In general, we use the industry standard data from the Radford surveys to calibrate our cash compensation at approximately the 60th percentile of biotech companies’ pay practices, in part reflecting the cost of living differential of the Bay Area. Given the company’s financial position in late 2002, however, we have reduced our position to approximately the 50th percentile. In 2001 we undertook a study to evaluate our competitiveness in the areas of base pay, incentive pay, and equity participation, and made appropriate adjustments to our compensation plan for 2002. In 2002, we continued to make adjustments designed to increase equity participation in accordance with results of the study.

•	We compensate our executive officers for performance.

•	Executive officers are rewarded based upon both corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and company values are fostered by the individual’s actions.

      In early stage biopharmaceutical companies, performance is best judged by success in achievement of scientific and technical milestones, product development progress (including progress toward and through clinical trials), strategic human resources development, capitalization and financing goals, and commercialization goals. These are the bases currently used by the Compensation and Stock Option Committee.

•	We strive for fairness in the administration of pay.

•	We strive to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers both inside the company and at comparable companies.

•	We believe that all employees, including executive officers, should understand and constructively participate in the performance evaluation process, which operates as follows:

      1.     At the beginning of the performance cycle, the evaluating manager (who in the case of executive officers is the Chief Executive Officer), in conjunction with the employee, sets objectives and key goals for the employee based upon company goals previously established by senior management.

      2.     The evaluating manager gives the employee ongoing feedback about the employee’s performance against established goals.

      3.     At the end of the performance cycle, the employee submits a summary of the employee’s accomplishments against key goals and the manager reviews and evaluates this summary.

      4.     The evaluating manager compares the evaluation results to the results of evaluations of peers within the company.

      5.     The Chief Executive Officer and the Human Resources Director review results of all evaluations except that of the Chief Executive Officer. These evaluations are subsequently discussed between the evaluating manager and the employee. In the case of the evaluation of the Chief Executive Officer, the Compensation and Stock Option Committee serves as the evaluating manager, except when, as occurred in 2002, the full Board performs that function.

      6.     For executive officers, the results of the performance evaluation are discussed with the Compensation and Stock Option Committee, which reviews these results and approves recommendations for compensation made (subject to their review or to review by the full Board) by the Chief Executive Officer.

      7.     Decisions on cash compensation and, where appropriate, stock options or other long-term incentive compensation are based on the employee’s evaluation compared with the evaluations of all employees of the company. Base pay decisions are also influenced by the employee’s position relative to market compensation as reflected in the Radford surveys or other sources, in light of the company’s policy of paying well-performing employees at approximately the 50th percentile of pay for comparable positions at biotech companies in the Bay Area.

Compensation Vehicles

      The company uses a simple total compensation program consisting of cash and equity-based compensation. Having a compensation program that allows the company to successfully attract and retain executive officers permits it to enhance shareholder value, motivate technological innovation and foster teamwork. The vehicles used are:

Cash-Based Compensation

      Salary — The company sets base salaries for executive officers by reviewing the base salary for individuals in competitive positions in the market and adjusting annually with increases that reflect individual performance.

      Annual Cash Bonus — Executive officers and the Chief Executive Officer are eligible to receive an annual cash bonus upon the attainment of predetermined corporate objectives approved by the Compensation and Stock Option Committee at the beginning of the year, with progress against them reviewed at year-end to determine the appropriate bonus payment. At full achievement of objectives, the Chief Executive Officer would be targeted to receive a bonus of 25% of his annual base salary and the other executive officers to receive 15% of their respective annual base salaries. The amount actually paid in any one year may be more or less than the targeted bonus based on over or under achievement of objectives and the Board and Compensation and Stock Option Committee’s discretion. In 2002, the Chief Executive received a bonus of $75,000.

Equity-Based Compensation

      Stock Option Program — The purpose of our stock option program is to provide additional incentives to all employees including executive officers, to maximize shareholder value. We believe strongly in the use of stock options because they align employee interests directly with shareholder value. The option program also utilizes vesting periods to encourage executive officers to remain with the company and to encourage long-term increases in company stock value. We grant stock options to all employees upon hiring and have targets for annual option grants to current employees as an incentive vehicle to encourage employee equity participation in our future.

      Although provided for under our incentive plans, we do not currently use stock appreciation rights as a compensation vehicle.

Compensation of Executive Officers

      The only executive officers of the company for 2002 were Martin McGlynn, who served as the company’s President and CEO, and Ann Tsukamoto, who served as Vice President, Research and Development. Their compensation is described under “Employment and Severance Agreements” above.

COMPENSATION AND STOCK OPTION COMMITTEE

Ricardo B. Levy, Ph.D.
John J. Schwartz, Ph.D.

PERFORMANCE GRAPH

Note:	The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

      The graph below compares the cumulative total returns on the company’s Common Stock with the cumulative total returns of the Amex Biotechnology Stock Index and the S&P 500 Index for the period from the company’s initial public offering until December 31, 2002.(1)

Comparison of Cumulative Total Returns on Common Stock of StemCells, Inc.,

the Amex Biotechnology Stock Index and S&P 500 Index
for the Period From the Company’s Initial Public Offering Until December 31, 2002

	DOLLARS

	Mar ’92	Dec ’92	Dec ’93	Dec ’94	Dec ’95	Dec ’96	Dec ’97	Dec ’98	Dec ’99	Dec ’00	Dec ’01	Dec ’02

COMPANY	100.00	79.49	125.64	46.15	175.64	92.31	41.03	15.07	15.07	28.58	39.89	12.46
S&P 500 INDEX	100.00	110.41	121.53	119.88	160.48	192.99	252.84	263.53	314.99	323.71	281.49	215.72
AMEX BIOTECH STOCK INDEX	100.00	94.41	64.07	45.41	74.88	80.00	89.88	159.90	338.09	343.1	314.03	182.94

(1)	Based on the closing price of the company’s Common Stock on the first day of trading on the NASDAQ National Market System. Cumulative total returns assume reinvestment of all dividends and a hypothetical investment of $100 on March 26, 1992.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information on option grants in 2002 to the named executive officers.

	Individual Grants

		Percent of
		Total			Potential Realizable Value
	Number of	Options			At Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees	Exercise of		Option Term(3)
	Options	in Fiscal	Base Price	Expiration
Name	Granted	Year(1)	($/Share)(2)	Date	0%($)	5%($)	10%($)

Martin McGlynn	25,000	4%	$2.960	2/12/12	—	46,538	117,937
	25,000	4%	$2.011	5/2/12	—	31,618	80,125
Ann Tsukamoto, Ph.D.	60,000	9%	$0.610	10/7/12	—	23,018	58,331

(1)	The company granted options covering 680,000 shares of Common Stock to employees in the fiscal year ended December 31, 2002.

(2)	The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(3)	As required by the Commission’s rules on executive compensation disclosure, the company has presented option values based on arbitrary growth rates, and this disclosure is not intended to forecast future appreciation, if any, in our stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL

YEAR-END OPTION VALUES

      The following table provides information about option exercises in 2002 by the named executive officers and the value of such officers’ unexercised options at December 31, 2002.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options at	Options at
	Shares Acquired	Value	Fiscal Year End(1)(#)	Fiscal Year End($)
Name	On Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

Martin McGlynn	0	—	256,768/568,232	0/0
Ann Tsukamoto, Ph.D.	0	—	133,250/80,000	0/$28,800

(1)	December 31, 2002.

(2)	The closing price of the company’s Common Stock on December 31, 2002 (the last trading day of 2002) on the NASDAQ National Market System was $1.09. The numbers shown reflect the value of options accumulated over all years of employment.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

      The number of directors is currently fixed at six. Our Restated Certificate of Incorporation and Amended and Restated By-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, who are now Class III directors, as Class III directors for a term of three years expiring at the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors. The nominees for election as Class III directors and the incumbent Class I and II directors are as follows:

NOMINEES FOR ELECTION AS CLASS III DIRECTORS — TERMS EXPIRE 2003

Name	Principal occupation	Age	Position

Martin McGlynn	President and Chief Executive Officer, StemCells, Inc.	56	Director, Executive Officer
Roger Perlmutter, M.D., Ph.D.	Executive Vice President, Research and Development, Amgen, Inc.	50	Director

      Martin M. McGlynn joined the company on January 15, 2001 when he was appointed President and Chief Executive Officer of the company and of its wholly-owned subsidiary, StemCells California, Inc. He was elected to the Board of Directors on February 6, 2001. Mr. McGlynn began his career with Becton Dickinson, Ireland Ltd., and spent 8 years in manufacturing operations. He joined Abbott Labs in 1977 where he held positions as General Manager, Abbott Ireland Ltd., President and General Manager of Abbott Canada Ltd. and Vice President of Abbott International Ltd. In 1990, he joined the BOC Group as President of Anaquest, Inc., a company focused on anesthesia and acute care pharmaceuticals. From 1994 until he joined the company, Mr. McGlynn was President and Chief Executive Officer of Pharmadigm, Inc., a privately held company in Salt Lake City, Utah, engaged in research and development in the fields of inflammation and genetic immunization. Mr. McGlynn is a native of Dublin, Ireland. He received a Bachelor of Commerce degree from University College, Dublin, Ireland in 1968, a diploma in industrial engineering from the Irish Institute of Industrial Engineering in 1970, and a diploma in production planning from the University of Birmingham, England in 1971. He is a former member of the Board of Directors of the Confederation of Irish Industries and the Pharmaceutical Manufacturers Association of Canada.

      Roger M. Perlmutter, M.D., Ph.D., was elected to the board of directors in December 2000. Dr. Perlmutter is Executive Vice President, Research and Development, of Amgen, Inc., a position he has held since January 2001. Prior to joining Amgen, he was Executive Vice President, Worldwide Basic Research and Preclinical Development, Merck Research Laboratories, a division of Merck & Co., Inc., a position he had held since August 1999. He joined Merck in February 1997 as Senior Vice President, Merck Research Laboratories, from February 1997 to December 1998 and as Executive Vice President from February 1999 to July 1999. Prior to joining Merck, Dr. Perlmutter was a professor in the Departments of Immunology, Biochemistry and Medicine at the University of Washington from January 1991 to January 1997 and served as chairman of the Department of Immunology at the University of Washington from May 1989 to January 1997. He also was an Investigator at the Howard Hughes Medical Institute from October 1991 to January 1997. Dr Perlmutter has been a member of the board of directors of The Irvington Institute for Immunological Research since 1997 and of the Institute for Systems Biology since 1999. He is licensed to practice medicine in the State of California and the State of Washington. He was graduated from Reed College in 1973 and received his M.D. and Ph.D. degrees from Washington University, St. Louis, Missouri in 1979.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

INCUMBENT CLASS I DIRECTOR — TERM EXPIRES 2004

Name	Principal occupation	Age	Position

John J. Schwartz, Ph.D.	President, Quantum Strategies Management Company	69	Director, Chairman of the Board

      John J. Schwartz, Ph.D., was elected to the Board of Directors of the company in December 1998 and was elected Chairman of the Board at the same time. He is the former President and Chief Executive Officer of SyStemix, Inc. Dr. Schwartz is currently President of Quantum Strategies Management Company, a registered investment advisor located in Palo Alto, California. Prior to his positions at SyStemix, he served as Assistant Professor, Vice President and General Counsel at Stanford University in California. Dr. Schwartz was graduated from Harvard Law School in 1958 and received his Ph.D. degree in physics from the University of Rochester in 1965.

INCUMBENT CLASS II DIRECTORS — TERMS EXPIRE 2005

Name	Principal occupation	Age	Position

Irving Weissman, M.D.	Professor, Stanford University	63	Director
Ricardo B. Levy, Ph.D.	Chairman of the Board, Catalytica Energy Systems, Inc.	57	Director

      Irving L. Weissman, M.D., was elected to the Board of Directors of the company in September 1997. Dr. Weissman is the Karel and Avice Beekhuis Professor of Cancer Biology, Professor of Pathology and Professor of Developmental Biology at Stanford University and is the head of the new Stanford Institute for Cancer/ Stem Cell Biology and Medicine. Dr. Weissman is a cofounder and was a member of the Scientific Advisory Board of SyStemix, Inc. He has also served on the Scientific Advisory Boards of Amgen Inc., Cellerant, DNAX and T-Cell Sciences, Inc., all of which are biotechnology companies. Dr. Weissman is a member of the National Academy of Sciences and also serves as Chairman of the Scientific Advisory Board of the company.

      Ricardo B. Levy is Chairman of the Board of Catalytica Energy Systems, Inc., and has been a member of its Board of Directors since June 1995, when the company was formed as a subsidiary of Catalytica, Inc. He also served as director of Catalytica Pharmaceuticals Inc. from 1995 to 2000. Dr. Levy was a founder of Catalytica, Inc. in 1974, serving as Chief Operating Officer from 1974 until 1991 and President and Chief Executive Officer until December 2000, when Catalytica, Inc. and Catalytica Pharmaceuticals Inc. were sold to DSM N.V. Before founding Catalytica, Inc., Dr. Levy was a founding member of Exxon’s chemical physics research team, and prior to that served as Chief Executive Officer of Sudamericana C.A. in Quito, Ecuador. He currently also serves on the Board of Directors of Pharmacopeia, Inc. and NovoDynamics, Inc. Dr. Levy holds an M.S. from Princeton University, a Ph.D. in chemical engineering from Stanford University and is an alumnus of Harvard University’s Executive Management Program.

PROPOSAL NUMBER 2

      The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

      In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the subsequent year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

      A representative of Ernst & Young LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

OTHER INFORMATION

Accounting Matters

      The Board of Directors, upon the recommendation of the Audit Committee, has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ending December 31, 2003, subject to the approval of our shareholders.

      The Audit Committee considered the tax compliance services provided by Ernst & Young LLP in the past, concluded that provision of such services is compatible with maintaining the independence of the independent accountants, and approved the provision by Ernst & Young LLP of tax compliance services with respect to the year ending December 31, 2002.

      The Audit Committee received the following information concerning the fees of the independent accountants for the year ended December 31, 2002, has considered whether the provision of these services is compatible with independence of the independent accountants, and concluded that it is:

Audit Fees (including review of 10-Qs and proxy filings )	$137,500
Financial Information Systems Design and Implementation Fees	$0
All Other Fees (i.e., tax returns and review of other SEC filings)	$55,800

      A representative of Ernst & Young LLP who audited the accounts of the Company for the year ended December 31, 2002 is expected to be present at the Annual Meeting of Stockholders and will be afforded the opportunity to make a statement if he or she desires to do so and is expected to be available to reply to appropriate stockholder inquiries.

Stockholder Proposals

      Proposals of Stockholders submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company (attention: Secretary) no later than December 26, 2003.

Form 10-K

      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (without exhibits), as filed with the Securities and Exchange Commission, is available without charge upon request by writing to the Company at 3155 Porter Drive, Palo Alto, CA 94304, Attention: Investor Relations.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish to the Company copies of all Forms 3, 4 and 5 they file. Jean-Jacques Bienaimé failed to file his initial Form 3 covering one transaction on a timely basis; Ricardo Levy, Ph.D., failed to file his initial Form 3 covering one transaction and one Form 5 covering one transaction on a timely basis; Mark Levin failed to file two Form 5s covering twenty-seven transactions on a timely basis; Martin McGlynn failed to file his initial Form 3 covering one transaction and one Form 5 covering five transactions on a timely basis; Roger Perlmutter, M.D., failed to file his initial Form 3 covering two transactions and one Form 5 covering seven transactions on a timely basis; John J. Schwartz, Ph.D., failed to file two Form 5s covering fifty transactions on a timely basis; Ann Tsukamoto, Ph.D., failed to file two Form 5s covering eleven transactions on a timely basis; and Irving Weissman, M.D., failed to file two Form 5s covering 14 transactions on a timely basis. On September 9, 2002, each of these individuals filed a Form 5 reporting all previously unreported transactions.

Other Business

      The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

By Order of the Board of Directors

Iris Brest
Secretary

April 24, 2003

DETACH HERE

PROXY

STEMCELLS, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 29, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder, by completing this card, hereby appoints Martin McGlynn and Iris Brest, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of StemCells, Inc. to be held on May 29, 2003 at 3155 Porter Drive, Palo Alto, California at 2:00 p.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

STEMCELLS, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example

This proxy when properly executed will be voted in the manner specified by the undersigned stockholder(s). If no contrary direction is made, this proxy will be voted FOR the election of the nominees for director named below, FOR the ratification of the selection of public accountants and in the discretion of the named proxies as to any other matter that may properly come before the meeting.

1.	To elect the following nominees as Class III directors:

Nominees:	(01) Martin McGlynn (02) Roger Perlmutter, M.D., Ph.D.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003.	☐	☐	☐

3.	By my signature below, I confer to the named proxies discretionary authority to vote upon such other business as may properly come before the meeting or any continuations and adjournments thereof.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

THE BOARD OF DIRECTORS OF STEMCELLS, INC. RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED TO THE LEFT AND A VOTE FOR RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.

Note: Please sign exactly as name appears on this card. All joint owners should sign. When signing as an executor, administrator, attorney, or guardian or as a custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s title. If a partner, sign in partnership name.

Signature:	Date:	Signature:	Date: